                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 QORUS.COM, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)


                                    747280105
                                 (CUSIP Number)


                                DECEMBER 4, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         |X| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                -----------------------
 CUSIP NO. 747280105                  13 G                  Page 2 of 7 Pages
-------------------------                                -----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
        1
                       CANADIAN ADVANTAGE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
        2
                                                                         (b) [X]
--------------------------------------------------------------------------------
                  SEC USE ONLY

        3


--------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION

        4              ONTARIO, CANADA


--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                         5
                                             630,000 SHARES
            NUMBER OF          -------------------------------------------------
              SHARES                       SHARED VOTING POWER
           BENEFICIALLY                  6
              OWNED                          0 SHARES
             BY EACH           -------------------------------------------------
         REPORTING PERSON                  SOLE DISPOSITIVE POWER
               WITH                      7
                                             630,000 SHARES
                               -------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                         8
                                             0 SHARES
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9              840,000 SHARES


--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                       SHARES
       10
                                                                             [ ]

--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11
                       7.4%

--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON

       12              OO

--------------------------------------------------------------------------------

-------------------------                                -----------------------
 CUSIP NO. 747280105                  13 G                  Page 3 of 7 Pages
-------------------------                                -----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
        1
                       VMH MANAGEMENT LTD.
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
        2
                                                                         (b) [X]
--------------------------------------------------------------------------------
                  SEC USE ONLY

        3


--------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION

        4              ONTARIO, CANADA


--------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                         5
                                             210,000 SHARES
            NUMBER OF          -------------------------------------------------
              SHARES                       SHARED VOTING POWER
           BENEFICIALLY                  6
              OWNED                          630,000 SHARES
             BY EACH           -------------------------------------------------
         REPORTING PERSON                  SOLE DISPOSITIVE POWER
               WITH                      7
                                             210,000 SHARES
                               -------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                         8
                                             630,000 SHARES
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9              840,000 SHARES


--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                       SHARES
       10
                                                                             [ ]

--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11
                       7.4%

--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON

       12              CO

--------------------------------------------------------------------------------

Item 1(a)         NAME OF ISSUER:

                  Qorus.com, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  9800 South Sepulveda Blvd., Suite 318
                  Los Angeles, California 90045

Item 2(a)         NAMES OF PERSONS FILING:

                  Canadian Advantage Limited Partnership
                  VMH Management, Ltd.

                  This Schedule 13G is jointly filed on behalf of the above-named persons.

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Canadian Advantaged Limited Partnership
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

                  VMH Management, Ltd.
                  365 Bay Street, Tenth Floor
                  Toronto, Ontario M5H 2V2
                  Canada

Item 2(c)         CITIZENSHIP:

                  Canadian Advantage Limited Partnership: Canada
                  VMH Management, Ltd.: Canada

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value (the "Common Stock")

Item 2(e)         CUSIP NUMBER:

                  747280105

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

Item 4            OWNERSHIP:

                  Canadian Advantage Limited Partnership is the beneficial owner of 630,000 shares of Common Stock. VMH Management Limited is the beneficial owner of 210,000 shares of Common Stock. VMH Management Limited is the general partner of Canadian Advantage Limited Partnership. Canadian Advantage Limited Partnership disclaims beneficial ownership of the 210,000 shares of Common Stock beneficially owned by VMH Management Limited.

                  Canadian Advantaged Limited Partnership:
                  (a)      Amount Beneficially Owned: 840,000 shares
                  (b)      Percent of Class: 7.4%
                  (c)      (i)      Sole Voting Power: 630,000 shares
                           (ii)     Shares Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 630,000 shares
                           (iv)     Shares Dispositive Power: 0 shares

                  VMH Management, Ltd.:
                  (a)      Amount Beneficially Owned: 840,000 shares
                  (b)      Percent of Class: 7.4%
                  (c)      (i)      Sole Voting Power: 210,000 shares
                           (ii)     Shares Voting Power: 630,000 shares
                           (iii)    Sole Dispositive Power: 210,000 shares
                           (iv)     Shares Dispositive Power:630,000 shares


Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 28, 2000

                                       CANADIAN ADVANTAGE LIMITED PARTNERSHIP
                                       by VMH MANAGEMENT, LTD.
                                       GENERAL PARTNER

                                       By  /s/ ILLEGIBLE
                                          --------------------------------------


                                       VMH MANAGEMENT, LTD.


                                       By  /s/ ILLEGIBLE
                                          --------------------------------------





Exhibit: Agreement for Joint Filing Pursuant to Rule 13d-1(k)(1) under the
         Securities Act of 1934

                                EXHIBIT INDEX


                    Exhibit -- Agreement for Joint Filing